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                                  DESIGNS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            JEWELCOR MANAGEMENT, INC.
     (NAME OF PERSON(S) FILING DEFINITVE ADDITIONAL MATERIAL, IF OTHER THAN
                                   REGISTRANT)

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

FOR IMMEDIATE RELEASE
January 27, 1999
Contact:          Jacqueline Quigley  (561) 447-4713

      Will the Board of Directors of Designs, Inc. Really Sell the Company?

Wilkes-Barre, Pennsylvania..."Shareholders of Designs, Inc. (NASDAQ-DESI) should have a great concern as to whether or not the Board of Directors really intends to sell the company," stated Seymour Holtzman, President, Jewelcor Management, Inc. (JMI), a 9.9% shareholder of the company.

Holtzman said, "It has been well over a month since the company announced its' intention to sell, and the indicated activity is less than impressive. I thought the company would welcome my proposal to purchase the company for $3.00 per share, subject to financing. I was shocked and dismayed that they instead chose to attack my motives. This is rather curious since it has been publicly rumored that Joel Reichman, President of Designs, Inc. and a director may be looking for financing to do a management led buyout. What kind of conflict of interest does he have?"

"For the past month, the company has commented that a change of control could jeopardize their banking relationship, which I find to be very amusing. Why in the world would a financial institution like the Bank of Boston be impressed with management that has lost $71.4 million over the 21 months ended October 31, 1998? I certainly can understand a financial institution "locking in" a loan relationship based on tried, proven and good management, which certainly is not the case with Designs, Inc."

"Furthermore, as of October 31, 1998, the company borrowed $10.3 million from the Bank of Boston which was collateralized by $58 million of inventory and a substantial amount of all of the other assets of the corporation. I just do not believe that it is any big deal to replace that type of financing arrangement."

Holtzman stated, "The company's ad hominem attacks and cheap shots at me are transparent. I have always looked to help the shareholders get added value, and that most certainly is the case here. However, I have grave concerns as to whether or not the company will accept any offer. In that case, the company does not have to notify shareholders of that decision and could easily put into place additional anti-takeover defenses."

"If the Board of Directors really intends to sell the company, then they should make a statement that there will be a clean auction process with no "sweetheart" deals, no lockup options, no breakup fees, or other schemes that would affect a "level playing field" for all interested parties."